U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 23, 2012

PhotoMedex, Inc.

(Name of registrant as specified in its charter)

Nevada	0-11635	59-2058100
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

147 Keystone Drive, Montgomeryville, Pennsylvania	18936
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 215-619-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 23, 2012, PhotoMedex, Inc. (“PhotoMedex” or “we”) entered into an underwriting agreement (the “Underwriting Agreement”) with Canaccord Genuity, which is acting as the sole book-running manager, and Maxim Group LLC, which is acting as co-manager (together, the “Underwriters”), relating to the underwritten public offering (the “Public Offering”) of 2,082,522 shares of PhotoMedex’s common stock, par value $0.01 per share (the “Common Stock”), at a price to the public of $13.23 per share, less underwriting discounts and commissions.

Concurrent with the Public Offering, PhotoMedex entered into a securities purchase agreement (the “Securities Purchase Agreement”) with select institutional investors to issue 940,910 shares of Common Stock at a purchase price of $13.23 per share (the “Concurrent Offering” and, together with the Public Offering, the “Offerings”). The investors in the Concurrent Offering will be paid an aggregate advisory expense reimbursement fee equal to 7.45% of their investment. In addition, such investors shall have the right to participate in future offerings by the Company within 60 days from the date of the Securities Purchase Agreement.

The gross proceeds to PhotoMedex from the Offerings are expected to be approximately $40.0 million, before deducting underwriting discounts and commissions and other estimated offering expenses. The Offerings are expected to close on or about April 27, 2012, subject to conditions set forth in the Underwriting Agreement and the Securities Purchase Agreement. All of the shares in the Offerings are to be sold by PhotoMedex.

The Common Stock is being offered and sold pursuant to a prospectus dated January 13, 2012 and a prospectus supplement to be filed with the U.S. Securities and Exchange Commission (the “SEC”) in a takedown from the Company’s effective shelf registration statement on Form S-3, as amended (File No. 333- 178751) and declared effective by the SEC on January 13, 2012.

PhotoMedex intends to use the net proceeds from the Offerings for general corporate purposes, including capital expenditures, continued product development, sales and marketing initiatives and working capital.

Each of the Underwriting Agreement and the Securities Purchase Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing. The Underwriting Agreement contains customary indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions.

Each of the Underwriting Agreement and the Form of Securities Purchase Agreement has been filed with this report to provide investors and shareholders with information regarding its terms. Each agreement is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in each of the Underwriting Agreement and the Securities Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the each agreement.

The legal opinion of Woodburn and Wedge relating to the Common Stock being offered is filed as Exhibit 5.1 to this Current Report on Form 8-K.

The foregoing is only a brief description of the material terms of each of the Underwriting Agreement and the Securities Purchase Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the Underwriting Agreement that is filed as Exhibit 1.1 and the Form of Securities Purchase Agreement that is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 8.01 Other Events.

On April 24 2012, the Company issued a press release announcing the Offerings. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

1.1	Underwriting Agreement, dated as of April 23, 2012, among PhotoMedex, Inc., Canaccord Genuity Inc. and Maxim Group LLC.

5.1	Opinion of Woodburn and Wedge

10.1	Form of Securities Purchase Agreement, dated as of April 24, 2012, among PhotoMedex, Inc. and the investors named therein

23.1	Consent of Woodburn and Wedge (included in Exhibit 5.1)

99.1	Press Release issued by PhotoMedex, Inc. on April 24, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 24, 2012

PhotoMedex, Inc.
Registrant

/s/ Dennis McGrath
Dennis McGrath
President, Chief Financial Officer and Treasurer

INDEX TO EXHIBITS

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of April 23, 2012, among PhotoMedex, Inc., Canaccord Genuity Inc. and Maxim Group LLC.

5.1	Opinion of Woodburn and Wedge

10.1	Form of Securities Purchase Agreement, dated as of April 24, 2012, among PhotoMedex, Inc. and the investors named therein

23.1	Consent of Woodburn and Wedge (included in Exhibit 5.1)

99.1	Press Release issued by PhotoMedex, Inc. on April 24, 2012

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